                          KPMG Peat Marwick LLP Letterhead
                                     [LETTERHEAD]


December 18, 1998



PRIVATE & CONFIDENTIAL
Board of Directors
First Federal Bankshares, Inc.
First Federal Bankshares, MHC
First Federal Savings Bank of Siouxland
329 Pierce Street
Sioux City, IA  51102

          RE: STATE INCOME TAX OPINION RELATED TO THE CONVERSION OF FIRST FEDERAL BANKSHARES (MHC), TO STOCK HOLDING COMPANY FORM AS FIRST FEDERAL BANKSHARES, INC. (COMPANY), AND THE RELATED TRANSACTIONS

Board Members:

You have requested our opinion as to the Iowa state income tax consequences resulting from the proposed conversion of First Federal Bankshares, MHC (Mutual Holding Company) to a stock holding company form known as First Federal Bankshares, Inc. (Company) and the related transactions.

You have submitted to us a copy of the federal tax opinion (federal tax opinion) as to the income tax consequences of the proposed transaction prepared by your counsel, Luse Lehman Gorman Pomerenk & Schick. The federal tax opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations thereunder, both final and proposed Treasury Regulations, and upon current Internal Revenue Service published rulings and existing court decisions.

Our opinion regarding the Iowa state tax consequences is based on our review and reliance upon the facts, assumptions, and opinions contained in the federal tax opinion. It is also based on existing Iowa state tax law which is subject to change. We have not reviewed the legal documents necessary to effectuate the steps to be undertaken, and we assume that all steps will be properly effectuated under state and federal law and will be consistent with legal documentation.

Page 2
Board of Directors
First Federal Bankshares, Inc.
First Federal Bankshares, MHC
First Federal Savings Bank of Siouxland
December 18, 1998


THE PROPOSED TRANSACTIONS

The facts and representations of the proposed transactions are as follows:

       In July 1992, First Federal Savings Bank of Siouxland (Bank), a federally-chartered mutual savings bank, reorganized into the mutual holding company form of organization. At that time, Bank sold 630,000 shares of common stock (Bank Common Stock) at $10.00 per share to the public (Minority Stockholders). After the conclusion of the sale to Minority Stockholders, Mutual Holding Company held 55.0% of Bank's Common Stock outstanding. The shares of Bank Common Stock that were sold to Minority Stockholders constituted 45.0% of the issued and outstanding shares of Bank Common Stock.

       At the present time, two transactions referred to as the "MHC Merger" and the "Bank Merger" are being undertaken. The MHC Merger and the Bank Merger are being accomplished pursuant to a Plan of Conversion and Reorganization (Plan). Pursuant to the Plan, the conversion (Conversion) will be effected in the following steps, each of which will be completed contemporaneously:

       (i) Bank will organize Company (which will become the stock holding company of the Bank) as a first-tier wholly-owned subsidiary of Bank.

       (ii) Company will organize an interim savings bank (Interim), as a wholly-owned stock savings bank subsidiary of Company.

       (iii) Mutual Holding Company will exchange its charter for an interim federal stock savings association charter and will simultaneously merge in a statutory merger with and into Bank (MHC Merger), with Bank as the resulting entity whereby each member of Mutual Holding Company who is an Eligible Account Holder or Supplemental Account Holder will receive an interest in a liquidation account (Liquidation Account) established in Bank pursuant to regulations of the Office of Thrift Supervision (OTS) in exchange for such member's ownership interest in Mutual Holding Company. In conjunction with the MHC Merger, Bank's stock held by Mutual Holding Company will be canceled.

Page 3
Board of Directors
First Federal Bankshares, Inc.
First Federal Bankshares, MHC
First Federal Savings Bank of Siouxland
December 18, 1998


       (iv) Interim will merge in a statutory merger with and into Bank with Bank as the resulting institution (Bank Merger) pursuant to the Agreement of Merger between Bank, Company, and Interim, whereby each Minority Stockholder will receive common stock of Company (Company Common Stock) in exchange for minority shares based on an exchange ratio (Exchange Ratio) with cash paid in lieu of fractional shares.

       (v) As a result of the Bank Merger, Company will own all of the common stock of Bank, and Company will offer for sale Company Common Stock in an offering (Offering) that will occur contemporaneously with the Conversion (discussed below).

       The Plan complies with the provisions of Subpart A of 12 C.F.R. Part 563b, which sets forth the OTS regulations for conversions of mutual institutions to stock form. The Plan also complies with the provisions of 12 C.F.R. Section 575.12(a) which is the OTS regulation governing the conversion of mutual holding companies to stock form.

       In the MHC Merger, a Liquidation Account is being established by Bank for the benefit of Eligible Account Holders and Supplemental Account Holders. Pursuant to Section 19 of the Plan, the initial balance of the Liquidation Account will be equal to the sum of (i) approximately 51% (Mutual Holding Company stock ownership interest in Bank) of Bank's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion , or (ii) the retained earnings of Bank at the time Bank underwent its initial mutual holding company reorganization.

       Upon the date of consummation of the Bank Merger (Effective Date), Interim will be merged with and into Bank and Interim will cease to exist as a legal entity. All of the then outstanding shares of Bank Common Stock will be converted into and become shares of Company Common Stock pursuant to the Exchange Ratio that ensures that after the Conversion and before giving effect to Minority Stockholders' purchases in the Offering and receipt of cash in lieu of fractional shares, Minority Stockholders will own the same aggregate percentage of Company Common Stock as they currently own of Bank Common Stock. The common stock of Interim owned by Company prior to the Bank Merger will be converted into and become shares of common stock of Bank on the Effective Date. Company Common Stock held by Bank immediately prior to the Effective Date will be

Page 4
Board of Directors
First Federal Bankshares, Inc.
First Federal Bankshares, MHC
First Federal Savings Bank of Siouxland
December 18, 1998


canceled on the Effective Date. Immediately following the Bank Merger, additional shares of Company Common Stock will be sold to depositors and former shareholders of Bank and to members of the public in the Offering.

       As a result of the MHC Merger and the Bank Merger, Company will be a publicly-held corporation, will register Company Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (Exchange Act), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the Securities and Exchange Commission. Bank will become a wholly-owned subsidiary of Company and will continue to carry on its business and activities as conducted immediately prior to Conversion.

       The stockholders of Company will be the former Minority Stockholders of Bank immediately prior to the Bank Merger (i.e., all stockholders of Bank, excluding Mutual Holding Company) plus those persons who purchase shares of Company Common Stock in the Offering. Nontransferable rights to subscribe for Company Common Stock have been granted, in order of priority, to depositors of Bank who have account balances of $50.00 or more as of the close of business on September 30, 1997 (Eligible Account Holders), Bank's tax-qualified employee plans (Employee Plans), depositors of Bank who have account balances of $50.00 or more as of the close of business on December 31, 1998 (Supplemental Account Holders), other members of Bank (other than Eligible Account Holders and Supplemental Account Holders) (Other Members), and owners of shares of Bank Common Stock other than Mutual Holding Company (Minority Stockholders). Subscription rights are nontransferable. Company will also offer shares of Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a community offering to certain members of the general public (Community Offering).

FEDERAL TAX OPINIONS

       Based on the foregoing description of the MHC Merger and the Bank Merger, and subject to the qualifications and limitations set forth in the federal tax opinion, Luse Lehman Gorman Pomerenk & Schick is of the opinion that:

       1. The conversion of Mutual Holding Company from a federally-chartered mutual holding company to a federally-chartered interim stock savings association will

Page 5
Board of Directors
First Federal Bankshares, Inc.
First Federal Bankshares, MHC
First Federal Savings Bank of Siouxland
December 18, 1998


   constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code.

       2. The MHC Merger qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

       3. Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to Bank in exchange for an interest in Liquidation Account established in Bank. (Section 361 of the Code.)

       4. The exchange of the members' equity interests in Mutual Holding Company for interests in Liquidation Account established at Bank in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations (CF. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1962-2 C.B. 54).

       5. No gain or loss will be recognized by Bank upon the receipt of the assets of Mutual Holding Company in exchange for the transfer to the members of Mutual Holding Company of an interest in Liquidation Account in Bank. (Section 1032(a) of the Code.)

       6. The basis of the assets of Mutual Holding Company (other than Bank Common Stock) to be received by Bank will be the same as the basis of such assets in the hands of Mutual Holding Company immediately prior to the transfer. The basis of the Bank stock will be zero. See Revised Rule 74-503. (Section 362(b) of the Code.)

       7. The holding period of the assets of Mutual Holding Company (other than Bank Common Stock) to be received by Bank will include the holding period of those assets in the hands of Mutual Holding Company immediately prior to the transfer. (Section 1223(2) of the Code.)

       8. Mutual Holding Company members will recognize no gain or loss upon the receipt of an interest in Liquidation Account in Bank in exchange for their membership interest in Mutual Holding Company. (Section 354(a) of the Code.)

Page 6
Board of Directors
First Federal Bankshares, Inc.
First Federal Bankshares, MHC
First Federal Savings Bank of Siouxland
December 18, 1998

       In addition, with respect to the Bank Merger, Luse Lehman Gorman Pomerenk & Schick is of the opinion that:

       9.   The Bank Merger qualifies as a reorganization within the meaning of
   Section 368(a)(1)(A) of the Code, pursuant to Section 368(a)(2)(E) of the Code. The Bank Merger is not disqualified as a tax-free reorganization by reason of the fact that Company Common Stock will be conveyed to Bank's stockholders in exchange for their Bank Common Stock. (Section 368(a)(2)(E) of the Code.) Bank, Company, and Interim will each be a party to the reorganization within the meaning of Section 368(b).

       10. Interim will not recognize any gain or loss on the transfer of its assets to Bank in exchange for Bank Common Stock and the assumption by Bank of the liabilities, if any, of Interim. (Section 361(a) and 357(a) of the Code.)

       11. Bank will not recognize any gain or loss on the receipt of the assets of Interim in exchange for Bank Common Stock (Section 1032(a) of the Code.)

       12. Bank's basis in the assets received from Interim in the proposed transaction will, in each case, be the same as the basis of such assets in the hands of Interim immediately prior to the transaction. (Section 362(b) of the Code.)

       13. Bank's holding period for the assets received from Interim in the proposed transaction will, in each instance, include the period during which such assets were held by Interim. (Section 1223(2) of the Code.)

       14. Company will not recognize any gain or loss upon its receipt of Bank Common Stock in exchange for Interim stock. (Section 354(a) of the Code.)

       15. Bank shareholders will not recognize any gain or loss upon their exchange of Bank Common Stock solely for shares of Company Common Stock (including fractional shares which Bank shareholders otherwise would be entitled to receive). (Section 354(a) of the Code.)

       16. Cash received in the Bank Merger by a Bank stockholder in lieu of a fractional share interest of Company Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Bank

Page 7
Board of Directors
First Federal Bankshares, Inc.
First Federal Bankshares, MHC
First Federal Savings Bank of Siouxland
December 18, 1998


   Common Stock which such stockholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming Bank Common Stock surrendered in exchange therefor was held as a capital asset by such stockholder).

       17. Each Bank shareholder's basis in his or her Company Common Stock received in the exchange (including fractional shares which Bank shareholders otherwise would be entitled to receive) will be the same as the basis of Bank Common Stock surrendered in exchange therefor. (Section 358(a) of the Code.)

       18. The Company's basis in the Bank Common Stock received in the Bank Merger will be the same as the basis of the property exchanged therefor. (Section 362(b) of the Code.)

       19. Each Bank shareholder's holding period in his or her Company Common Stock received in the exchange (including fractional shares which Bank shareholders otherwise would be entitled to receive) will include the period during which Bank stock surrendered was held, provided that Bank Common Stock surrendered is a capital asset in the hands of the Bank shareholder on the date of the exchange. (Section 1223(1) of the Code.)

       20. No gain or loss will be recognized by Company on the receipt of money in exchange for Company Common Stock in the Offering. (Section 1032(a) of the Code.)

       21. No gain or loss will be recognized by Eligible Holders upon distribution to them of non-transferable subscription rights to purchase shares of Company Common Stock, provided that the amount paid for the Company Common Stock is equal to the fair market value of such stock. See Revised Rule 90-11.

IOWA TAX OPINIONS

Section 422.34 of the Code of Iowa, 1997, specifically exempts "savings banks" from taxation as a corporation. Section 422.61 defines a "financial institution" for purposes of the Iowa franchise tax. Bank is a federally-chartered stock savings bank and, as such, is treated as financial institution under Iowa law. Accordingly, it is required to pay a franchise tax for the privilege of doing business in Iowa.

Page 8
Board of Directors
First Federal Bankshares, Inc.
First Federal Bankshares, MHC
First Federal Savings Bank of Siouxland
December 18, 1998


Under the Code of Iowa, both corporations and financial institutions compute their net income using federal taxable income as a starting point. Federal taxable income is properly computed for federal income tax purposes pursuant to the Code, which is specifically cited in the Code of Iowa. Several specific adjustments are enumerated in Section 422.61 of the Code of Iowa to determine net income for Iowa franchise tax purposes.

The Iowa statute places strict reliance on the Code and, based on the foregoing information, we render the following opinion with respect to the Iowa tax consequences of the proposed transaction:

       1. For Iowa state income tax purposes, the conversion of Mutual Holding Company will constitute a mere change in identity, form, or place of organization.

       2.  The MHC Merger will qualify as a tax-free reorganization.

       3.  The Bank Merger will qualify as a tax-free reorganization.

       4. All of the other provisions of the federal tax opinion shall also apply on a similar basis for Iowa purposes. In summary, no gain or loss will be recognized as a result of the transactions. Gain or loss will be recognized by a Bank stockholder measured by the difference between the cash received and the tax basis in fractional shares of Bank Common Stock.

In conclusion, based upon the federal tax opinion, the facts and representations set forth above and subject to any contingencies stated herein, it is the opinion of KPMG Peat Marwick LLP that the conversion of Mutual Holding Company will be treated as a mere change in identity, form, or place of organization for Iowa state income tax purposes. Further, the MHC Merger and Bank Merger will constitute tax-free reorganizations for Iowa state income tax purposes.

The opinions expressed above are rendered only with respect to the specific matters discussed herein, and we express no opinion with respect to any other federal or state income tax or legal aspect of the Offering. If any of the above-stated facts, circumstances, or assumptions are not entirely complete or accurate, it is imperative that we be informed

Page 9
Board of Directors
First Federal Bankshares, Inc.
First Federal Bankshares, MHC
First Federal Savings Bank of Siouxland
December 18, 1998


immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Code of Iowa, the Code, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion.

Very truly yours,


/s/ KPMG Peat Marwick LLP


KPMG Peat Marwick LLP